SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 12, 2003.

<<NAME>> <<LAST NAME>>
<<POSTAL ADDRESS1>>
<<POSTAL ADDRESS2>>
<<CITY>> <<STATE>> <<ZIP>>

Dear Dr. <<LAST NAME>>

This Sunday, February 23, at 9:00 am, we will continue with the work begun during the Special Shareholders Meeting you attended in October.

If you are going to attend on the 23rd, you must once again register your shares in order to vote, even though you had done so in October. At that time, the Shareholder Meeting decided to postpone voting on the matters pending for consideration until another date. For this reason, the shareholders that attended and did not give their proxy to the Board of Directors must once again register their shares in order to be able to vote.

I remind you that the Meeting’s purpose is to consider the amendments to the Articles of Incorporation and the By-laws which are necessary to address two matters which are of utmost importance to you and to Triple-S: to be able to transfer shares to your spouse or heirs who are not physicians or dentists, and to increase the shareholders base. Since this is such a significant change, in order for it to be established the Articles of Incorporation require a vote in favor from at least 75% of the shares issued and outstanding.

It is important that you attend the Continuation of the Shareholders Meeting. To guarantee that your vote counts and to achieve the 75% requirement, I encourage you to send in your proxy as soon as possible. You may fax it to (787) 749-4191 or to 706-4023. You may also mail it to the following address: Secretary of the Board of Directors, Triple-S Management Corporation, PO Box 363628, San Juan, Puerto Rico 00936 3628.

If you do attend on February 23 and register to vote, the proxy would automatically be revoked, so you would be able to vote your shares in person. If you have any questions, you may call us at (787) 749-4122.

It is important that your shares be present or represented. Your participation is essential.

I am counting on you,

/s/ Fernando J. Ysern-Borrás, MD
Fernando J. Ysern-Borrás, MD
Chairman of the Board of Directors